UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

General Steel Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33717	41-2079252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Level 21, Tower B, Jia Ming Center
No. 27 Dong San Huan North Road
Chaoyang District, Beijing, China 100020

 (Address of principal executive offices)

Registrant’s telephone number, including area code:

+ 86 (10) 57757691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of July 23, 2015, Zuosheng (Henry) Yu resigned as Chief Executive Officer of General Steel Holdings, Inc., a Nevada corporation (the “Company”). Mr. Yu will remain as Chairman of the Board of Directors of the Company (the “Board”). Mr. Yu’s resignation was for personal reasons and not due to any disagreements with the Company or any of its operations, policies or practices.

As a result of Mr. Yu’s resignations, Yunshan Li was appointed as Chief Executive Officer of the Company. She will service in such capacity until her successor is duly elected and qualified or until her earlier resignation or removal by the Board.

Ms. Li, 31, has considerable experience in the chemical and clean energy industries. Prior to her appointment as Chief Executive Officer of the Company, Ms. Li was the Co-Founder and Chief Executive Officer of Catalon Chemical Corporation, a manufacturer of De-NOx honeycomb catalysts that are widely used at coal-fired power plants and steel mills in China to reduce polluting emissions. Previously, Ms. Li served as the Chief Representative for the University of Southern California Viterbi School of Engineering in China. With her strong inter-cultural and technical background, Ms. Li has also helped several US-based clean energy companies to successfully launch their operations in China. She received two Master Degrees in Industrial Engineering and Petroleum Engineering, both from University of Southern California.

There are no family relationships between Ms. Li and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Further, there are no related party transactions reportable under Item 5.02(b)(2) of Form 8-K or Item 404(a) of Regulation S-K which relate to the foregoing.

ITEM 8.01. OTHER EVENTS.

On July 23, 2015, the Company issued a press release pertaining to the matters referenced above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued on July 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

General Steel Holdings, Inc.

By:	/s/ John Chen
Name:	John Chen
Title:	Chief Financial Officer

Dated: July 27, 2015